Exhibit(h)1(ii)
June 16, 2008
State Street Bank and Trust Company
One Lincoln Street
Boston, MA 02111

Re:	Amendment to the Transfer Agency and Service Agreement (the “Agreement”), dated August 1, 1991, by and among GMO Trust, Grantham, Mayo, Van Otterloo & Co. LLC and State Street Bank and Trust Company (as successor by merger to Investors Bank & Trust Co.), as amended.
Ladies and Gentlemen:
     Pursuant to Article 17 of the Agreement, GMO Trust (the “Trust”) hereby notifies you that it has created one new series of shares, namely, the GMO Flexible Equities Fund (the “New Fund”), with respect to which the Trust and the Manager (as defined in the Agreement) desire that you serve as transfer agent under the terms of the Agreement.
     If you agree to so serve as transfer agent for the New Fund, kindly sign and return to the Trust the enclosed counterpart hereof, whereupon the New Fund shall be deemed a “Fund” under the Agreement. This letter agreement shall constitute an amendment to the Agreement and, as such, a binding agreement among the Trust, the Manager and you in accordance with its terms.

Sincerely, GMO TRUST
By:	/s/ JASON HARRISON
	Name:	Jason Harrison
	Title:	Clerk

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC
By:	/s/ SCOTT E. ESTON
	Name:	Scott E. Eston
	Title:	President; Chief Executive Officer;
Principal Executive Officer

State Street Bank and Trust Company	June 16, 2008
The foregoing is hereby
accepted and agreed.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ STEPHEN A. DESALVO
Name: Stephen A. DeSalvo
Title: Senior Vice President